Exhibit 4.25

EXECUTION COPY

21 January 2026

SUBORDINATION AGREEMENT

(RANGRÜCKTRITTSVEREINBARUNG)

by and between

1.	Anette Schmid, resident of Germany with business address Robert-Bosch-Str. 32-36, 72250 Freudenstadt,

Germany,

- “Sussbordinated Creditor 1”-

2.	Christian Schmid, resident of Germany with business address Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany,

- “Subordinated Creditor 2”-

3.

Schmid Grundstücke GmbH & Co. KG, a limited liability partnership (Kommanditgesellschaft) organized under the laws of the Federal Republic of Germany with registered office at Robert-Bosch-Straße 32-36, 72250 Freudenstadt, registered in the commercial register of the local court of Stuttgart under HRA 726509,

- “Subordinated Creditor 3”-

4.

Schmid Verwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany with registered office at Robert-Bosch-Straße 32-36, 72250 Freudenstadt, registered in the commercial register of the local court of Stuttgart under HRB 731113,

- “Subordinated Creditor 4”-

- Subordinated Creditors 1 to 4 are collectively referred to as the “Subordinated Creditors” -

5.

Gebr. Schmid GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany with registered office at Robert-Bosch-Straße 32-36, 72250 Freudenstadt, registered in the commercial register of the local court of Stuttgart under HRB 738354

- “Company”-

6.	Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801,

- “Trustee” -

7.	Linden Advisors LP, 590 Madison Avenue, 32nd Floor, NY, NY 10022, on behalf of certain advised or managed funds and accounts

- “Purchaser 1”-

8.	Crown Managed Accounts SPC, 590 Madison Avenue, 32nd Floor, NY, NY 10022, acting for and on behalf of Crown/Linden Segregated Portfolio

- “Purchaser 2”-

9.	PCH Manager Fund, SPC, 590 Madison Avenue, 32nd Floor, NY, NY 10022, on behalf of and for the account of Segregated Portfolio 214

- “Purchaser 3”-

- Purchasers 1 to 3 are collectively referred to as the “Purchasers”-

Recitals

(A)

The Company’s shareholder, SCHMID GROUP N.V., a Dutch public limited liability company (“Shareholder”), has authorized the issuance of its 7.0% Convertible Senior PIK Toggle Notes due 2028 (the “Notes”) in the nominal amount of up to USD 30,000,000.00.

(B)

The Purchasers have agreed to purchase the Notes under that certain Investment Agreement by and among Shareholder, the Company and the Purchasers signatory thereto, dated as of 18 January 2026. The Notes will initially be registered in the name of Cede & Co., as nominee for The Depository Trust Company and the Purchasers will be the initial beneficial holders of the Notes.

(C)	The Company, the Shareholder, and the Trustee signed an indenture on 21 January 2026 (“Indenture”).
(D)

Under Section 13.01 of the Indenture, the Company and other guarantors guaranteed, subject to Article 13 of the Indenture, fully unconditionally and irrevocably, jointly and severally, as primary obligor and not merely as surety, to each Holder (as such term is defined in the Indenture) of the Notes and to the Trustee the full and punctual payment or delivery of the principal amount of the Notes, any amounts due upon conversion, and all other obligations of the Shareholder under the Indenture and the Notes (the “Obligations”) to the Trustee and to the Holders, and each guarantor further agreed (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under Article 13 of the Indenture notwithstanding any extension or renewal of any Obligation (“Notes Guarantee”).

(E)

Exhibit B to the Indenture contains limitations on the enforcement of the Notes Guarantee that apply to the Company and other German guarantors. Under clause (ii) (C) of the Net Assets definition in Exhibit B, the limitation’s scope depends in part on the amount of subordinated loans and other liabilities. This Agreement is meant to subordinate obligations of the Company’s affiliates.

Now, therefore, the Parties agree as follows:

1.Outstanding debt

1.1.	The Company owes the Subordinated Creditors certain amounts under the following obligations (“Loans”):

Contract/Date	Subordinated Creditor	Nominal amount in EUR outstanding on 20 January 2026
Property loan dated December 31, 2024 (the “Exempted Loan I”)	Schmid Grundstücke GmbH & Co. KG	3,000,000
Property loan dated December 31, 2024	Schmid Grundstücke GmbH & Co. KG	11,000,000

Contract/Date	Subordinated Creditor	Nominal amount in EUR outstanding on 20 January 2026
Property loan dated November 18, 2018 (the “Exempted Loan II” and together with Exempted Loan I, the “Exempted Loans”)	U. Wein	1,623,892
Property loan dated July 3, 2025	Schmid Grundstücke GmbH & Co. KG	65,434
Property loan dated July 9, 2025	Schmid Verwaltungs GmbH	2,025,875
Current account property loan dated December 31, 2024	Schmid Grundstücke GmbH & Co. KG	1,924,728
Loan agreement dated January 15, 2021	Christian Schmid	2,816,417
Current account loan agreement dated December 31, 2024	Christian Schmid	513,551
Current account loan agreement dated December 31, 2024	Anette Schmid	1,297,724
Current account agreement (Kontokorrentvertrag) dated 13 October 2011, amended 16 January 2012	Christian Schmid	8,000,000
Current account agreement (Kontokorrentvertrag) dated 13 October 2011, amended 16 January 2012	Anette Schmid	13,000,000

1.2.	The Subordinated Creditors confirm that no further debt is outstanding from the Company to the Subordinated Creditors.
2.	Subordination
2.1.

With effect from the signing of this Agreement, the Subordinated Creditors subordinate any claims (including interest and costs) they may have against the Company under or in connection with the Loans, now or in the future, conditionally or unconditionally, independent from their cause in law and the governing law of the underlying contract, except for the Exempted Loans (the “Subordinated Claims”), to any and all claims the Holders and the Trustee might now or in the future have against the Company under the Notes Guarantee.

2.2.

Except as permitted under clause 4 of this Agreement, the Subordinated Creditors are obligated, until the final and complete satisfaction of all claims of the Holders and the Trustee against the Company under the Indenture, including the Notes Guarantee under Article 13 of the Indenture, and the Notes (“Note Documentation”) not to collect any of their Subordinated Claims, in particular not to accept any payment with regard to the Subordinated Claims; not to exercise any right to set-off with any of the Subordinated Claims against the Company; not to dispose of the

Subordinated Claims, in particular not to terminate or waive them, not to assign or pledge them to third parties unless such third parties have acceded to this Agreement nor to bring them into circulation by virtue of bills of exchange and not to have them secured; not to subordinate the Subordinated Claims to any claims of a third party (other than the Holders and the Trustee); and not to accept any security or guarantee, or allow such security or guarantee to come into existence or subsist with respect to the Subordinated Claims.

3.	Company’s undertakings

Notwithstanding Clause 4 (Permitted payments) and except as otherwise provided by the Documentation, the Company is obligated towards the Holders and the Trustee not to make any payments on the Subordinated Claims, not to discharge any obligation arising out of the Subordinated Claims in any other way, not to allow any disposition in relation to the Subordinated Claims that would contravene any obligation of the Subordinated Creditors hereunder and not to exercise any right of set-off in relation to potential claims it might have against the Subordinated Creditors until the complete and final satisfaction of any and all claims of the Holders and the Trustee against the Company under or in connection with the Note Documentation.

4.	Permitted payments

Contrary to Clause 2.2 and Clause 3 above, until an Event of Default has occurred as defined in the Indenture, the Company is entitled (i) to make payments in relation to agreed interest payable in relation to the Subordinated Claims and (ii) to repay the Loans provided that the Company has generated free cashflow generated from operations of over EUR 15 million in the twelve (12) preceding months before repayment of the Loans. The Subordinated Creditors are entitled to receive such payments.

5.	Duration

This Agreement remains in full force and effect until the complete and final satisfaction of all claims of the Holders and the Trustee under and in connection with the Note Documentation.

6.	Final provisions
6.1.	This Agreement is governed by German law.
6.2

Amendments to this Agreement and the waiver of a right arising from this Agreement must be executed by all parties hereto to be effective and must expressly refer to this Agreement, unless a stricter form is required by law. This shall also apply to amendments to or the waiver of this written form requirement.

6.3

If any provision of this Agreement is or becomes invalid or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions of this Agreement. The invalid or unenforceable provisions shall be replaced by an appropriate provision which - as far as legally possible - comes as close as possible to what the Parties intended economically or would have intended according to the purpose of the Note Documentation if they had considered the unenforceability or invalidity when concluding this Agreement. The same shall apply to the filling of any gaps in this Agreement.

SIGNATURE PAGE 1 OF 3 OF SUBORDINATION AGREEMENT

Anette Schmid

Place, date:	Freudenstadt, 20.1.2026

Signature:	/s/ Anette Schmid

Christian Schmid

Place, date:	Freudenstadt, 20.1.2026

Signature:	/s/ Christian Schmid

Schmid Grundstücke GmbH & Co. KG

Represented by:	Anette Schmid

Place, date:	Freudenstadt 20.1.2026

Signature:	/s/ Anette Schmid

Schmid Verwaltungs GmbH

Represented by:	Christian Schmid
CEO

Place, date:	Freudenstadt, 20.1.2026

Signature:	/s/ Christian Schmid

SIGNATURE PAGE 2 OF 3 OF SUBORDINATION AGREEMENT

Gebr. Schmid GmbH

Represented by:	Christian Schmid
CEO

Place, date:	Freudenstadt, 20.1.2026

Signature:	/s/ Christian Schmid

Wilmington Savings Fund Society, FSB

Represented by:	Lizbet Hinojosa

Place, date:	Wilmington, 1.21.2026

Signature:	/s/ Lizbet Hinojosa

Linden Advisors LP, on behalf of certain advised or managed funds and accounts

Represented by:	Saul Ahn

Place, date:	New York, NY

Signature:	/s/ Saul Ahn

Linden Capital L.P.

Represented by:	Saul Ahn

Place, date:	New York, NY

Signature:	/s/ Saul Ahn

SIGNATURE PAGE 3 OF 3 OF SUBORDINATION AGREEMENT

Crown Managed Accounts SPC, acting for and on behalf of Crown/Linden Segregated Portfolio

Represented by:	Saul Ahn

Place, date:	New York, NY

Signature:	/s/ Saul Ahn

PCH Manager Fund, SPC, on behalf of and for the account of Segregated Portfolio 214

Represented by:	Saul Ahn

Place, date:	New York, NY

Signature:	/s/ Saul Ahn